Exhibit 10(c)




                             CHENIERE ENERGY, INC.
                               Two Allen Center
                         1200 Smith Street, Suite 1710
                             Houston, Texas 77002



                                                                  July 2, 1996


Mr. Buddy Young
16661 Ventura Boulevard, Suite 214
Encino, California  91436

Dear Buddy:

          Reference is made to that certain Agreement and Plan of Reorganization dated as of April 16, 1996 (the "Agreement") among Cheniere Energy, Inc. (f/k/a BEXY Energy, Inc.) and you, and Cheniere Energy Operating Co., Inc. ("Cheniere") and the Stockholders of Cheniere. Capitalized terms used herein without definition shall have the same meanings as ascribed to them in the Agreement.

          Reference is further made to Section 3.5 of the Agreement pursuant to which you have agreed to enter into this letter agreement confirming our understanding and agreement with respect to the sale of your shares of common stock of Cheniere Energy, Inc. (f/k/a BEXY Communications, Inc.) (the "Company").

          Accordingly, in consideration of the benefits accruing to you under the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, for a period of nine months from the date hereof, you agree not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, more than ten thousand (10,000) shares of common stock of the Company, including shares of Common Stock of the Company that may be issued upon exercise of any option to purchase common stock beneficially owned by you, without our prior written consent.

          In addition, by your signature below, you consent and agree that the Company may notify the stock transfer agent and registrar of your agreement to limit your sale of shares hereunder and request that the stock transfer agent decline to make any transfer that would be in violation of this letter agreement.


                              Page 18 of 21 Pages

          The restrictions on resale of this letter agreement shall terminate in the event of a breach by the Company of that certain Consulting Agreement dated July 2, 1996 between the Company and Buddy Young. The Company agrees to promptly notify the transfer agent of any such termination. The Company further agrees to cooperate on a timely basis to facilitate Young's sale of shares of BEXY Stock consistent with this letter agreement nd to cause its counsel to provide such opinions of counsel with respect to the availability of the safe harbor exemption from registration under the Securities Act of 1933, provided by Rule 144 thereunder if provided with a reasonable basis therefor, at no cost to Young.

          Please sign and return the enclosed copy of this letter to indicate your acknowledgement of and consent to the foregoing. This letter may be signed in counterparts and facsimile signatures shall be treated as originals.


                                               Very truly yours,




                                               CHENIERE ENERGY, INC.



                                               By:____________________________
                                                  William D. Forster
                                                  President


ACKNOWLEDGED AND AGREED TO
this 2nd day of July, 1996




- ------------------------------------
Buddy Young, individually



                              Page 19 of 21 Pages